THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE REGISTRATION PROVISIONS OF THE SAID ACT AND APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH OR UNLESS COMPLIANCE WITH SUCH PROVISIONS IS NOT REQUIRED.

NEXMED, INC.

7.5% Senior Secured Note
Due December 31, 2007

New York, NY

November 30, 2006

FOR VALUE RECEIVED, the undersigned, NEXMED, INC., a Nevada corporation (the “Company”), hereby promises to pay to Metronome LPC 1, Inc., or its registered assigns, the principal sum of TWO MILLION DOLLARS AND ZERO CENTS ($2,000,000.00), or so much thereof as shall not have been prepaid, on the earlier of (i) December 31, 2007 or (ii) the closing by the Company on the sale of the East Windsor Property (as such term is defined in the Purchase Agreement; the earlier date of the preceding clauses (i) and (ii) being the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount hereof from time to time outstanding and unpaid (the “Interest”), payable as provided in the next succeeding paragraph hereof, at the rate 7.5% per annum from the date of issuance hereof (being the date first written above, or the most recent date to which interest has been paid hereon, to but including the date on which said principal amount shall be paid in full; provided, however, if the Company has not entered into a contract for the sale of the East Windsor Property on or prior to May 31, 2007, and the amount owing hereunder (including all accrued interest and costs) is not repaid by such date, the rate of interest shall increase to 8.5% per annum

The Company shall pay interest (a) quarterly, commencing on February 1, 2007, and until the date on which the principal of and all accrued and unpaid interest on this Note shall be paid in full, (b) on the Maturity Date, and (c) upon the payment or prepayment of any principal owing under this Note (but only on the principal amount so prepaid or paid). If the first day of the calendar month on which Interest is due is not a Business Day, then such day for payment of Interest shall be the next succeeding Business Day and interest shall accrue by reason of such extension. At the Company’s sole option, it may make an Interest payment in kind in the form of common stock of the Company (“Common Stock”). If Interest is paid in Common Stock, the value of the Common Stock shall be calculated as ninety percent (90%) of the volume weighted average trading price for five (5) trading days prior to the interest payment date with a floor valuation equal to $0.48 per share.

The principal of this Note may be prepaid, in whole or ratably in part, at any time upon not less than five (5) nor more than twenty (20) days’ prior written notice to the holder hereof, together with all interest then accrued and unpaid thereon (or on the portion thereof being so prepaid, as the case may be), but without premium or penalty.

All cash payments shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

This Note is issued pursuant to, is entitled to the benefits of, and is subject to the terms of the Securities Purchase Agreement, dated as of November 30, 2006 (the “Purchase Agreement”), between the Company, NexMed (U.S.A.), Inc. and Metronome LPC 1, Inc., providing for the issuance of the 7.5% Senior Secured Notes due December 31, 2007 of the Company, in the aggregate principal amount of $2,000,000.00.

This Note evidences senior indebtedness of the Company with the exception of Debt (as defined in the Purchase Agreement) secured by a mortgage on the East Windsor Property (as defined in the Purchase Agreement) which is senior to the indebtedness set forth herein. Pursuant to the terms set forth in the Purchase Agreement, this Note shall be secured by a security interest in the Company’s right, title and interest in and to certain property of the Company to the Security Agreement (as defined in the Purchase Agreement).

Upon the occurrence and during the continuation of any Event of Default (as defined in the Purchase Agreement), the outstanding principal amount of the Note, and to the extent permitted by applicable law, any interest payments thereon not paid when due, and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any bankruptcy proceeding under Title 11 of the United States Code or other applicable insolvency laws) payable in cash at a rate of 12% per annum (computed on the basis of a 360-day year of twelve 30-day months). Payment or acceptance of the increased rates of interest is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies under the Purchase Agreement. The maximum rate of interest, including default interest, charged hereunder shall not exceed the highest rate permitted by law.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

NEXMED, INC. By /s/ Mark Westgate Name: Mark Westgate Its: Vice President and Chief Financial Officer